Exhibit 10.5

REALPAGE, INC.
2020 EQUITY INCENTIVE PLAN
RESTRICTED STOCK AWARD AGREEMENT
FOR MARKET BASED AWARDS
Unless otherwise defined herein, the terms defined in the RealPage, Inc. 2020 Equity Incentive Plan (the “Plan”) will have the same defined meanings in this Restricted Stock Award Agreement (the “Award Agreement”), which includes the Notice of Restricted Stock Grant (the “Notice of Grant”), Terms and Conditions of Restricted Stock Grant attached hereto as Exhibit A, and all appendices and exhibits attached thereto.
NOTICE OF RESTRICTED STOCK GRANT
Participant Name:
You have been granted an Award of Restricted Stock, subject to the terms and conditions of the Plan and this Award Agreement, as follows:
Grant Number:
Date of Grant:
Total Number of Shares Granted:

Vesting Schedule:
Subject to any acceleration provisions contained in the Plan or set forth below, the Restricted Stock will vest and the Company’s right to reacquire the Restricted Stock will lapse in accordance with the following schedule:
[INSERT APPLICABLE VESTING SCHEDULE, INCLUDING (AS APPLICABLE) DEFINITION OF ELIGIBLE SHARES AND PROVISIONS FOR WHEN ELIGIBLE SHARES MAY BEGIN TIME-BASED VESTING, FOR EXAMPLE:
Market-Based Condition for Eligibility to Vest: No Shares will vest unless they first become eligible to vest. Shares that become eligible to vest, if any, are referred to herein as “Eligible Shares.” Shares shall become “Eligible Shares” as follows:
(1) _______________ Shares shall become Eligible Shares if after the grant date and prior to ________________, the average closing price per share of the Company’s common stock for _____ consecutive trading days equals or exceeds $________ per share; and
(2) ______________ Shares shall become Eligible Shares if after the grant date and prior to _______________, the average closing price per share of the Company’s common stock for _____ consecutive trading days equals or exceeds $________ per share.

Time-Based Vesting Condition: The Eligible Shares shall vest ______ per quarter over the ________ calendar quarters following the date they become Eligible Shares, beginning on the first day of the next calendar quarter after the date they become Eligible Shares, subject to Participant’s remaining a Service Provider through each applicable vesting date. Notwithstanding the foregoing, all Eligible Shares will be fully vested on __________________, provided that Participant remains a Service Provider through such date.]
Change in Control:
Notwithstanding the foregoing or any contrary provision of the Plan, in the event a Change in Control occurs while Participant remains a Service Provider, (i) all Eligible Shares shall vest in full upon such Change in Control, and (ii) the [IDENTIFY TRANCHE] tranche of Shares set forth above shall be deemed to be Eligible Shares and shall accelerate and shall be fully vested immediately prior to a Change in Control that results in consideration per share of the Company’s common stock equal to or in excess of $________ per share, and (iii) the [IDENTIFY TRANCHE] tranche of Shares set forth above shall be deemed to be Eligible Shares and shall accelerate and shall be fully vested immediately prior to a Change in Control that results in consideration per share of the Company’s common stock equal to or in excess of $________ per share. [INSERT CHANGE IN CONTROL TERMS FOR ADDITIONAL TRANCHES, AS APPLICABLE].
Death or Disability: Notwithstanding the foregoing or any contrary provision of the Plan, in the event of Participant’s termination of service due to Death or Disability before all Shares of Restricted Stock have vested, one hundred percent (100%) of the then unvested Eligible Shares of Restricted Stock shall vest upon Participant’s termination of service due to Death or Disability.
By Participant’s signature and the signature of the representative of RealPage, Inc. (the “Company”) below, Participant and the Company agree that this Award of Restricted Stock is granted under and governed by the terms and conditions of the Plan and this Award Agreement, including the Terms and Conditions of Restricted Stock Grant, attached hereto as Exhibit A, all of which are made a part of this document. Participant acknowledges receipt of a copy of the Plan. Participant has reviewed the Plan and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and fully understands all provisions of the Plan and this Award Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and the Award Agreement. Participant further agrees to notify the Company upon any change in the residence address indicated below.

PARTICIPANT:

____________________________________
Signature

____________________________________
Print Name

REALPAGE, INC.

____________________________________
By

____________________________________
Title

Residence Address:

____________________________________

____________________________________

Exhibit A

TERMS AND CONDITIONS OF RESTRICTED STOCK GRANT
1.Grant of Restricted Stock. The Company hereby grants to the individual named in the Notice of Grant (“Participant”) under the Plan an Award of Shares of Restricted Stock, subject to all of the terms and conditions in this Award Agreement and the Plan, which is incorporated herein by reference. Subject to Section 20(c) of the Plan, in the event of a conflict between the terms and conditions of the Plan and this Award Agreement, the terms and conditions of the Plan will prevail.
2.Escrow of Shares.
(a)All Shares of Restricted Stock will, upon execution of this Award Agreement, be delivered and deposited with an escrow holder designated by the Company (the “Escrow Holder”). The Shares of Restricted Stock will be held by the Escrow Holder until such time as the Shares of Restricted Stock vest or the date Participant ceases to be a Service Provider.
(b)The Escrow Holder will not be liable for any act it may do or omit to do with respect to holding the Shares of Restricted Stock in escrow while acting in good faith and in the exercise of its judgment.
(c)Upon Participant’s termination as a Service Provider for any reason, the Escrow Holder, upon receipt of written notice of such termination, will take all steps necessary to accomplish the transfer of the unvested Shares of Restricted Stock to the Company. Participant hereby appoints the Escrow Holder, with full power of substitution, as Participant’s true and lawful attorneyinfact with irrevocable power and authority in the name and on behalf of Participant to take any action and execute all documents and instruments, including without limitation stock powers, which may be necessary to transfer the certificate or certificates evidencing such unvested Shares of Restricted Stock to the Company upon such termination.
(d)The Escrow Holder will take all steps necessary to accomplish the transfer of Shares of Restricted Stock to Participant after they vest following Participant’s request that the Escrow Holder do so.
(e)Subject to the terms hereof, Participant will have all the rights of a stockholder with respect to the Shares while they are held in escrow, including without limitation, the right to vote the Shares and to receive any cash dividends declared thereon, subject to the limitations of Section 8(g) of the Plan.
(f)In the event of any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares, the Shares of Restricted Stock will be increased, reduced or otherwise changed, and by virtue of any such change Participant will in his or her capacity as owner of unvested Shares of Restricted Stock be entitled to new or additional or different shares of stock, cash or securities (other than rights or warrants to purchase securities); such new or additional or different shares, cash or securities will thereupon be considered to be unvested Shares of Restricted Stock and will be subject to all of the conditions and restrictions which were applicable to the unvested Shares of Restricted Stock pursuant to this Award Agreement. If Participant receives rights or warrants with respect to any unvested Shares of Restricted Stock, such rights or warrants may be held or exercised by Participant, provided that until such exercise any such rights or warrants and after such exercise any shares or other securities acquired by the exercise of such rights or warrants will be considered to be unvested Shares of Restricted Stock and will be subject to all of the conditions and restrictions which were applicable to the unvested Shares of Restricted Stock pursuant to this Award Agreement. The Administrator in its absolute discretion at any time may accelerate the vesting of all or any portion of such new or additional shares of stock, cash or securities, rights or warrants to purchase securities or shares or other securities acquired by the exercise of such rights or warrants.
(g)The Company may instruct the transfer agent for its Common Stock to place a legend on the certificates representing the Restricted Stock or otherwise note its records as to the restrictions on transfer set forth in this Award Agreement.
3.Vesting Schedule. Except as provided in Section 4, and subject to Section 5, the Shares of Restricted Stock awarded by this Award Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant. Shares of Restricted Stock scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest in Participant in accordance with any of the provisions of this Award Agreement, unless Participant will have been continuously a Service Provider from the Date of Grant until the date such vesting occurs.
4.Administrator Discretion. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Restricted Stock at any time, subject to the terms of the Plan. If so accelerated, such Restricted Stock will be considered as having vested as of the date specified by the Administrator.
5.Forfeiture Upon Termination as a Service Provider. Notwithstanding any contrary provision of this Award Agreement, the balance of the Shares of Restricted Stock that have not vested at the time of Participant’s termination as a Service Provider for any reason will be forfeited and automatically transferred to and reacquired by the Company at no cost to the Company upon the date of such termination and Participant will have no further rights thereunder.
6.Death of Participant. Any distribution or delivery to be made to Participant under this Award Agreement will, if Participant is then deceased, be made to Participant’s designated beneficiary, or if no beneficiary survives Participant, the administrator or executor of Participant’s estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

7.Tax Obligations
1.Responsibility for Taxes. Participant acknowledges that, regardless of any action taken by the Company or, if different, Participant’s employer (the “Employer”) or any Parent or Subsidiary to which Participant is providing services (together, the “Service Recipients”), the ultimate liability for any tax and/or social insurance liability obligations and requirements in connection with the Shares of Restricted Stock, including, without limitation, all federal, state, and local taxes (including the Participant’s Federal Insurance Contributions Act (FICA) obligation) that are required to be withheld by any Service Recipient or other payment of tax-related items related to Participant’s participation in the Plan and legally applicable to Participant (collectively, the “Tax Obligations”), is and remains Participant’s sole responsibility and may exceed the amount actually withheld by the applicable Service Recipient(s). Participant further acknowledges no Service Recipient (A) makes any representations or undertakings regarding the treatment of any Tax Obligations in connection with any aspect of the Shares of Restricted Stock, including, but not limited to, the grant, vesting, release from escrow, subsequent sale of Shares acquired pursuant to this Award Agreement or the receipt of any dividends or other distributions, and (B) makes any commitment to and is under any obligation to structure the terms of the grant or any aspect of the Award of Restricted Stock to reduce or eliminate Participant’s liability for Tax Obligations or achieve any particular tax result. Further, if Participant is subject to Tax Obligations in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that the applicable Service Recipient(s) (or former employer, as applicable) may be required to withhold or account for Tax Obligations in more than one jurisdiction. If Participant fails to make satisfactory arrangements for the payment of any required Tax Obligations hereunder at the time of the applicable taxable event, Participant acknowledges and agrees that the Company may refuse to issue or deliver the Shares. Participant understands that Section 83 of the Code taxes as ordinary income the difference between the purchase price, if any, for the Shares and the Fair Market Value of the Shares as of each vesting date.
2.Tax Withholding. Notwithstanding any contrary provision of this Award Agreement, no certificate representing the Shares of Restricted Stock may be released from the escrow established pursuant to Section 2, unless and until satisfactory arrangements (as determined by the Administrator) will have been made by Participant with respect to the payment of all Tax Obligations. Prior to vesting of the Restricted Stock, Participant will pay or make adequate arrangements satisfactory to the Service Recipient to satisfy all Tax Obligations. Pursuant to such procedures as the Administrator may specify from time to time, the Company and/or the Employer shall withhold the amount required to be withheld for the payment of Tax Obligations. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit or require Participant to satisfy such Tax Obligations, in whole or in part (without limitation), if permissible by applicable local law, by (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable Shares having a fair market value equal to the minimum statutory amount that is required to be withheld or such greater amount as the Administrator may determine if such amount would not result in adverse financial accounting consequences, as the Administrator determines in its sole discretion, (iii) withholding the amount of such Tax Obligations from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Service Recipient, (iv) delivering to the Company already vested and owned Shares having a fair market value equal to such Tax Obligations, or (v) selling a sufficient number of such Shares otherwise deliverable to Participant through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the minimum statutory amount that is required to be withheld or such greater amount as the Administrator may determine if such amount would not result in adverse financial accounting consequences, as the Administrator determines in its sole discretion. To the extent determined appropriate by the Company in its discretion, it will have the right (but not the obligation) to satisfy any Tax Obligations by reducing the number of Shares otherwise deliverable to Participant. If Participant fails to make satisfactory arrangements for the payment of such Tax Obligations hereunder at the time any applicable Shares of Restricted Stock otherwise are scheduled to vest pursuant to Sections 3 or 4, or at the time of another taxable event, Participant will permanently forfeit such Shares of Restricted Stock and any right to receive Shares thereunder and such Shares of Restricted Stock will be returned to the Company at no cost to the Company. Participant acknowledges and agrees that the Company may refuse to deliver the Shares if such Tax Obligations are not delivered at the time they are due.
3.Tax Consequences. Participant has reviewed with his or her own tax advisors the U.S. federal, state, local and non-U.S. tax consequences of this investment and the transactions contemplated by this Award Agreement. With respect to such matters, Participant relies solely on such advisors and not on any statements or representations of the Company or any of its agents, written or oral.
8.Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant or the Escrow Agent. After such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.
9.No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE SHARES OF RESTRICTED STOCK PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER, WHICH UNLESS PROVIDED OTHERWISE UNDER APPLICABLE LAW IS AT THE WILL OF THE APPLICABLE SERVICE RECIPIENT AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS RESTRICTED STOCK OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED EMPLOYMENT OR ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF ANY SERVICE RECIPIENT TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.
10.Address for Notices. Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company, Chief Legal Officer at RealPage, Inc.,

2201 Lakeside Blvd., Richardson, TX 75082, or at such other address as the Company may hereafter designate in writing.
11.Grant is Not Transferable. Except to the limited extent provided in Section 6, the unvested Shares subject to this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any unvested Shares of Restricted Stock subject to this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.
12.Participant Covenants.
(a)Non-Competition/Non-Interference with Customers and Licensees.
(i)Participant hereby agrees that, during the term of Participant’s status as a Service Provider and for a period of one (1) year thereafter (the “Restricted Period”) (other than on behalf of the Company or its affiliates), Participant shall not in any way, directly or indirectly, perform work in the Restricted Area for or on behalf of a Competing Business that in any way relates to, or is similar to, the work Participant has performed for the Company.
(ii)During the Restricted Period, Participant further agrees not to (i) other than on behalf of the Company or its affiliates, call upon, solicit, respond to, advise or otherwise do or attempt to do business with any then-existing or Past customer or licensee of the Company, or any affiliate of the Company, that Participant worked with, called upon, solicited, responded to, advised, or otherwise had business-related communications or dealings with, or received Company Confidential Information about, or (ii) solicit, induce, recruit or encourage any then-existing or Past customer or licensee of the Company or any affiliate, that Participant worked with, solicited, had business-related communications with, or received Company Confidential Information about, to limit, curtail, or stop doing business with the Company or any affiliate, or (iii) attempt to divert business directed to the Company or any affiliate by such then-existing or Past customer or licensee to any other person or entity, or (iv) assist, cooperate or encourage any third party to do any of the foregoing.
(iii)"Past" customer or "Past" licensee shall mean any former customer or licensee of the Company or any affiliate within one (1) year of their having ceased to be a customer or licensee of the Company or any affiliate.
(iv)“Competing Business” shall mean the business of developing, designing, publishing, marketing, offering, licensing, selling, providing, maintaining or distributing software, databases, or other products or services (“products or services”) that are competitive with products or services offered by the Company or its affiliates for license, purchase or use by property owners, managers, investors, lenders, brokers, applicants, tenants, consumers or other persons or entities in connection with or related in any manner to the real estate industry. Such products or services include, without limitation, products or services used in connection with the management or operation (including but not limited to marketing, pricing, screening, leasing, maintaining, accounting, or billing) of, ownership of, investment in, research or analysis regarding, leasing or living in, or use or enjoyment of, real estate properties or assets, including without limitation multifamily housing, single family housing, multi-tenant facilities, commercial real estate properties, or vacation rental properties, or the units at any of such properties, or other real estate property types or market segments that are served from time to time by the Company or its affiliates. Without limiting the foregoing, products and services shall include software used in screening potential tenants, performing property management or accounting functions, providing pricing information or performing market research, communicating via the Internet with applicants, residents, service providers, suppliers or advertising providers, facilitating or providing billing, payments and cash management services, providing services that facilitate payments among providers and users of real estate properties or facilities, providing systems to control costs, providing energy management or convergent billing services and utility management or infrastructure services, producing, soliciting or assisting with the solicitation of insurance products or services or developing and providing other risk mitigation systems, or developing, marketing or selling single family or a multi-tenant vendor network solution, providing data center services, outsourced information technology or business process services specifically designed for or marketed for use by owners or managers of real property and related facilities. Without limiting the foregoing, “Competing Business” specifically includes, but is not limited to, the companies [INSERT SPECIFICALLY IDENTIFIED COMPETITORS], and any of their respective affiliates, successors and assigns.
(v)“Restricted Area” shall mean each and every market or geographic area anywhere in the world in which the Company or its affiliates conduct business that Participant supported or in which Participant worked or provided services on behalf of the Company or its affiliates while a Service Provider.
(vi)“Company Confidential Information” shall mean all information, regardless of its form or format, about the Company, its customers and employees that is not readily accessible to the public and not a matter of common knowledge in the Company’s business trade or industry and that is disclosed to or learned by Participant as a direct or indirect consequence of or through Participant’s employment or engagement with the Company, about the Company, its parents, subsidiaries or affiliates, including without limitation the Company’s technical knowledge and business operations, including, by way of illustration, the Company’s existing and contemplated products, trade secrets, formulas, patents, models, compilations, information relating to software programs, source codes or object codes, computer systems, computer systems analyses, testing results, flow charts and designs, product specifications and documentation, user documentation business and financial methods or practices, plans, pricing, marketing, merchandising and selling techniques, plans, strategies and information, customer lists, supplier and service lists, confidential information relating to the Company’s policy and/or business strategy, or any of its executives, clients, agents or suppliers, sales plans, sales records, sales literature, customer files, research and development projects or plans, sales or licensing terms and conditions, consulting sources, procedure or policy manuals, legal matters, financial statements, financing methods, financial projections, and the terms and conditions of business arrangements with its parent, clients, suppliers, banks, or other financial institutions.
(b)Non-Interference with Employees. Participant hereby agrees, during the Restricted Period, not to, either directly or indirectly, solicit, induce, recruit or encourage any employee of the Company or any affiliate that Participant worked with, had business-related communications with, or received Company Confidential Information about, to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away such employees of the Company or any affiliate, either for Participant or for any other person or entity, or otherwise hire as an employee or a consultant, for Participant or any other person or entity, any such employee of the Company or any affiliate.
(c)Non-Interference with Business Relationships. Participant hereby agrees that during the Restricted Period Participant shall not, directly or indirectly, take away or interfere with any contractual relationships or business relationships between the Company and any of the technology or distribution companies with whom the Company or any affiliate has strategic relationships, that Participant worked with, had business-related communications with, or received Company Confidential Information about.
(d)Non-Disparagement. Participant hereby agrees that during the Restricted Period Participant shall not disparage either orally or in writing the Company or any affiliate, their products or services, or their officers, directors, or employees. Notwithstanding the foregoing, this paragraph does not prohibit Participant from communicating with other Company personnel while Participant is a Service Provider, from discussing terms or conditions of employment while Participant is an employee of the Company or affiliate, or from disclosing information about unlawful acts in the workplace.
(e)Injunctive Relief. Participant recognizes and agrees that the injury the Company will suffer in the event of a breach of this Section 12 may cause the Company irreparable injury that cannot adequately be compensated by monetary damages alone. Therefore, in the event of a breach of this Section 12 by Participant, or any attempted or threatened breach, Participant agrees that the Company, without limiting any legal or equitable remedies available to it, may be entitled to equitable relief by preliminary and permanent injunction or otherwise, without the necessity of posting any bond or undertaking, against Participant and/or the business enterprise with which Participant may have become associated, from any court of competent jurisdiction.
(f)Reasonableness of Restrictions. Participant understands and acknowledges that Company would not have granted Restricted Stock to Participant without Participant’s agreement to comply with the covenants set forth in Section 12 hereof. Participant expressly acknowledges and agrees that the covenants and restrictive agreements contained in this Award Agreement are reasonable as to scope, location, and duration and that the observation thereof will not cause Participant undue hardship or unreasonably interfere with Participant’s ability to earn a livelihood and practice Participant’s present skills and trades. Participant has consulted with legal counsel of Participant’s selection regarding the meaning of such covenants and restrictions, which have been explained to Participant’s satisfaction.
(g)Remedies. In the event of a breach of the covenants contained in Section 12 hereof, the periods provided in Section 12 shall be tolled (i.e., such periods shall not run during a breach of any of these covenants) during the time of such violation, and Participant agrees that the Company shall be entitled to and a court may order an extension of time of the Restricted Period commensurate with the period of Participant’s breach. In the event of such a breach, Participant further agrees that (a) any and all proceeds, funds, payments and proprietary interests, of every kind and description, arising from, or attributable to, such breach shall be the sole and exclusive property of the Company and (b) the Company shall be entitled to recover any additional actual damages incurred as a result of such breach.
(h)Legal Construction. The parties hereto further agree that if at any time it shall be determined that the restrictions contained in Section 12 are unreasonable as to scope, time, and/or area, by any court of competent jurisdiction, the Company shall be entitled to enforce this Award Agreement for such period of time, scope, and within such area as may be determined to be reasonable by such court. It is the intent of the parties hereto that the provisions hereof be enforceable to the fullest extent permitted by applicable law. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires.
(i)Attorneys’ Fees. If any action at law or in equity, including any action for declaratory or injunctive relief, is brought to enforce or interpret the provisions of this Section 12, the Company shall be entitled to recover reasonable attorneys’ fees from Participant, should Company prevail in whole or in part therein, which fees may be set by the court in the trial of such action, or may be enforced in a separate action brought for that purpose, and which fees shall be in addition to any other relief which may be awarded.
13.No Waiver. Either party’s failure to enforce any provision or provisions of this Award Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party from thereafter enforcing each and every other provision of this Award Agreement. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.
14.Successors and Assigns. The Company may assign any of its rights under this Award Agreement to single or multiple assignees, and this Award Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Award Agreement shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns. The rights and obligations of Participant under this Award Agreement may only be assigned with the prior written consent of the Company.
15.Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration, qualification or rule compliance of the Shares upon any securities exchange or under any state, federal or non-U.S. law, the tax code and related regulations or under the rulings or regulations of the United States Securities and

Exchange Commission or any other governmental regulatory body or the clearance, consent or approval of the United States Securities and Exchange Commission or any other governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his or her estate) or the Escrow Holder hereunder, such issuance will not occur unless and until such listing, registration, qualification, rule compliance, clearance, consent or approval will have been completed, effected or obtained free of any conditions not acceptable to the Company. Subject to the terms of the Award Agreement and the Plan, the Company shall not be required to issue any certificate or certificates for Shares hereunder prior to the lapse of such reasonable period of time following the Date of Grant of the Shares of Restricted Stock as the Administrator may establish from time to time for reasons of administrative convenience.
16.Administrator Authority. The Administrator will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Shares of Restricted Stock have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. Neither the Administrator nor any person acting on behalf of the Administrator will be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Award Agreement.
17.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to the Shares of Restricted Stock awarded under the Plan or future Restricted Stock that may be awarded under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.
18.Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.
19.Modifications to the Agreement. This Award Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Award Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection to this Award of Restricted Stock.
20.Forfeiture Events. Participant acknowledges and agrees that if Participant engages in Acts Harmful to the Interest of the Company (as defined herein) during the Restricted Period (whether before or after termination of status as a Service Provider), as determined by the Administrator, then, to the extent permitted by applicable law, (i) Participant will (A)

immediately forfeit any right to the Shares of Restricted Stock issued under this Award Agreement, whether vested or unvested, and shall, within three (3) business days after receiving a written demand therefor from the Company, return and surrender to the Company for cancellation all Shares of Restricted Stock of the Company received by Participant pursuant to this Award Agreement, and (B) immediately forfeit any right to, and shall, within three (3) business days after receiving a written demand therefor from the Company, pay to the Company—either directly or, at the Company’s discretion, through a payroll deduction from any amounts owed by the Company to Participant—a cash payment equal to the value of all proceeds received by Participant within six (6) months before or after the date of the termination of Participant’s status as a Service Provider from the sale of any Shares of the Restricted Stock originally acquired by Participant pursuant to this Award of Restricted Stock. If a payroll deduction is insufficient to pay the Company the value of all such proceeds received by Participant, then Participant shall be required to make a cash payment to the Company in the amount of any deficiency.
For purposes of this provision, “Acts Harmful to the Interest of the Company” shall mean (a) accepting employment with or serving in any other capacity for any business entity that is in competition with the Company; (b) Participant’s breach of any of the covenants set forth in Section 12 above; or (c) disclosing or using any Company Confidential Information without Company authorization under circumstances that are injurious to the Company.
21.Liability for Certain Disclosures. Participant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. Participant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Participant is further notified that if Participant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Participant may disclose the Company's trade secrets to Participant’s attorney and use the trade secret information in the court proceeding if Participant: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.
22.Governing Law; Venue; Severability. This Award Agreement is governed by the internal substantive laws, but not the choice of law rules, of Texas. For purposes of litigating any dispute that arises under this Award of Restricted Stock or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Texas, and agree that such litigation will be conducted in the courts of Dallas County, Texas, or the federal courts for the United States for the Northern District of Texas. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, the remaining provisions of this Award Agreement shall continue in full force and effect.
23.Entire Agreement. The Plan is incorporated herein by reference. The Plan and this Award Agreement (including the appendices and exhibits referenced herein) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, and may not be modified adversely to the Participant’s interest except by means of a writing signed by the Company and Participant.
24.Country Addendum. Notwithstanding any provisions in this Award Agreement, the Restricted Stock grant shall be subject to any special terms and conditions set forth in the appendix (if any) to this Award Agreement for Participant’s country. Moreover, if Participant relocates to one of the countries included in the Country Addendum (if any), the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Country Addendum constitutes part of this Award Agreement.